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                                                                    Exhibit 99.1

Richmond, VA, September 14, 2001--(NYSE - MKL) Markel Corporation issued the following statement today in response to media and other inquiries concerning the potential financial impact of events in the United States on September 11, 2001.

         We at Markel are horrified by the recent attacks in the United States and we extend our deepest sympathies to all who suffered loss or injury. We are committed to doing everything possible to assist our policyholders in recovering as quickly as possible from these tragic events.

         Based on a review of policy profiles we estimate that our pre-tax losses after reinsurance could be as much as $75 million. Because it will be very difficult to estimate losses for some time, we stress that this estimate is preliminary and based on broad assumptions about coverage and liability. With total assets in excess of $5 billion and net worth of approximately $1 billion our customers and shareholders can be assured of our financial strength.

         Markel Corporation markets and underwrites specialty insurance products and programs to a variety of niche markets. In each of these markets, the Company seeks to provide quality products and excellent customer service so that it can be a market leader. The financial goals of the Company are to earn consistent underwriting profits and superior investment returns to build shareholder value.

         This is a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995. Certain statements contained herein are forward-looking statements that involve risks and uncertainties. Future actual results may materially differ from those estimated in these statements because of many factors. Among other things, the impact of the recent tragedy will depend on the number of insureds and reinsureds affected by the events, the amount and timing of losses incurred and reported and questions of how coverage applies. Additional factors which could affect the Company are discussed in the Company's reports on Forms 8-K, 10-Q and 10-K. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to update any forward looking statements, whether as a result of new information, future events or otherwise.